Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG JAKARTA† LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036-6524 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

December 8, 2014

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

BB&T Corporation

$1,300,000,000 2.450% Medium-Term Notes, Series E (Senior), due January 15, 2020

$200,000,000 Floating Rate Medium-Term Notes, Series E (Senior), due January 15, 2020

Ladies and Gentlemen:

We have acted as counsel to BB&T Corporation, a North Carolina corporation subject to regulation as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “Company”), in connection with the issuance and sale of $1,300,000,000 aggregate principal amount of the Company’s 2.450% Medium-Term Notes, Series E (Senior), due January 15, 2020 (the “Fixed Rate Notes”) and $200,000,000 aggregate principal amount of the Company’s Floating Rate Medium-Term Notes, Series E (Senior), due January 15, 2020 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Senior Notes”), subject to the terms and conditions set forth in the Syndicated Underwriting Agreement, dated December 3, 2014 (the “Syndicated Underwriting Agreement”), among the Corporation, on the one hand, and BB&T Capital Markets, a division of BB&T Securities, LLC, Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters, on the other hand, which Syndicated Underwriting Agreement, which incorporates by reference the Distribution Agreement, dated August 4, 2014 (the “Distribution Agreement”), among the Corporation and the agents named therein.

†	In association with Tumbuan & Partners

BB&T Corporation

December 8, 2014

The Senior Notes are being issued under that certain Indenture dated as of May 24, 1996, as amended by a First Supplemental Indenture dated as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Indenture.

(b)	The Senior Notes.

The documents described in the foregoing clauses (a) and (b) of this paragraph are collectively herein after referred to as the “Opinion Documents”.

We have also reviewed the following:

(a)	The registration statement on Form S-3 (File No. 333-197375) filed by the Company with the Commission on July 11, 2014 (such registration statement, including the information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities’ Act and documents incorporated by reference therein, being herein after referred to as the “Registration Statement”).

(b)	The prospectus, dated July 11, 2014, forming a part of the Registration Statement with respect to the offering from time to time of specified securities of the Company, as supplemented by a prospectus supplement, dated August 4, 2014, the preliminary pricing supplement, dated December 3, 2014, the pricing term sheet, dated December 3, 2014 and the final pricing supplement, dated December 3, 2014.

(c)	Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and the other documents, and otherwise for the purposes of this opinion, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of all documents submitted to us as originals.

(c)	The conformity to authentic originals of all documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

BB&T Corporation

December 8, 2014

(e)	That each of the Opinion Documents will be the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms, and that each Opinion Document will be governed by and construed in accordance with the law of the State of New York.

(f)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	The Company has the full power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized and will duly execute and deliver each of the Opinion Documents.

(iii)	The execution, delivery and performance by the Company of the Opinion Documents will have been duly authorized by all necessary action (corporate or otherwise) and do not and will not:

(A)	contravene its Restated Articles of Incorporation or Amended and Restated Bylaws;

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it;

(C)	breach or otherwise violate any order, writ, judgment, injunction, decree or other determination binding on it or to which it is subject; or

(D)	result in any conflict with or breach of any agreement or document binding on the Company or any of its subsidiaries.

(iv)	No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of the Opinion Documents, or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

(g)	The Senior Indenture has been duly executed and delivered by the Company and the Trustee, and the Senior Notes, when issued, will be executed, authenticated, issued and delivered (a) against receipt of the consideration therefor approved by the Company and (b) as provided in the Senior Indenture.

We have not independently established the validity of the foregoing assumptions.

BB&T Corporation

December 8, 2014

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	The Senior Indenture constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.	When duly executed and delivered by the Company, duly authenticated by the Trustee in accordance with the Senior Indenture, and delivered and paid for as provided in the Distribution Agreement and the Syndicated Underwriting Agreement, the Senior Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to:

(i)	the effect of any bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws);

(ii)	the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law);

(iii)	public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct; and

(iv)	the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

BB&T Corporation

December 8, 2014

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

BB&T Corporation

December 8, 2014

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on December 8, 2014 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ O’MELVENY & MYERS LLP

MJS/JAV/CK